Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Seabridge Gold Inc.

We consent to the use of:

•
our Independent Auditors’ Report of Registered Public Accounting Firm dated March 24, 2014, on the consolidated financial statements of Seabridge Gold Inc. (the "Company") comprising the consolidated statements of financial position of the Company as at December 31, 2013 and December 31, 2012, the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2013 and December 31, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information, and

•
our Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting dated March 24, 2014 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 each of which is incorporated by reference herein.

/s/KPMG LLP.
Chartered Professional Accountants, Licensed Public Accountants

July 25, 2014
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.